Exhibit 10.31
SECOND AMENDMENT TO ALLIANCE LAUNDRY HOLDINGS INC.
2015 STOCK PURCHASE PLAN
This Second Amendment (“Amendment”) to the Alliance Laundry Holdings Inc. 2015 Stock Purchase Plan (the “Plan”) is entered into on behalf of the Compensation Committee of the Board of Directors of Alliance Laundry Holdings Inc. (the “Committee”) as of August 29, 2025 (the “Execution Date”). Capitalized terms not defined in this Amendment shall have the meanings assigned to them in the Plan.
PRELIMINARY STATEMENTS
1.    Alliance Laundry Holdings Inc. adopted the Plan on August 31, 2015, which, pursuant to its terms, would automatically expire on August 31, 2025 (the “Expiration Date”) unless terminated sooner.
2.    Pursuant to Section 7 of the Plan, the Committee has the discretion to amend the terms of the Plan.
3.    The Committee desires to amend the terms of the Plan to provide for the extension of the Expiration Date by an additional one-year period.
TERMS
1.    Effective Date. The Committee approved this Amendment to the Plan and the terms contained herein by unanimous written consent in lieu of a meeting on August 29, 2025 (the “Effective Date”).
2.    As of the Effective Date, Section 7 of the Plan is replaced with the following:
“The Committee may at its discretion at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part. Unless earlier terminated pursuant to this Section 7, the Plan will terminate on August 31, 2026; provided that the termination shall have no effect on shares of Common Stock previously issued under the Plan.”
3.    Except as specifically modified by this Amendment, all other terms and conditions of the Plan are hereby ratified and reaffirmed and shall remain in full force and effect.
The undersigned, executing on behalf of the Committee, hereto has executed this Amendment as of the Execution Date to be effective as of the Effective Date.

/s/ Robert L. Verigan
Robert L. Verigan